Important Notice Concerning Your Rights Under the
Piedmont Natural Gas Company Salary Investment Plan
October 14, 2008

This notice is to inform you of an upcoming freeze period following the merger of the Piedmont Natural Gas Company Salary Investment Plan (SIP) into the Piedmont Natural Gas Company Payroll Investment Plan (PIP). The merger of the plans was fully explained to you in the notice you received with your September 30, 2008 statement from the Plan. As mentioned in that prior notice, the new Plan Name will be the Piedmont Natural Gas Company, Inc. 401(k) Plan.

1.	As a result of the merger of the SIP into the PIP, you temporarily will be unable to direct or diversify investments in your individual account in the SIP, obtain a loan from the SIP, or obtain a distribution from the SIP. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “freeze period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this freeze period may affect your retirement planning, as well as your overall financial plan.

2.	The freeze period for the SIP is expected to begin on November 25, 2008 and end sometime during the week of December 8, 2008 at which time your existing balance in the SIP will be merged into and reflected in the new Plan.

3.	During the freeze period you will be unable to direct or diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the freeze period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, including Piedmont Natural Gas, as individual securities tend to have wider price swings, up and down, in short periods of time than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

4.	As a result of the merger of the plans, none of your current investments in the SIP will change and your account will remain invested during the transition. Following the merger your account will be invested in the same manner as it was invested prior to the freeze period. As a reminder, the following funds will continue to be your investment options once the merger is complete:

Morley Stable Value 270
Pimco Real Return Bond
Dodge & Cox Income
American Funds: Balanced
Dodge & Cox Stock
Enhanced Stock Market
American Funds: Growth
Columbia Mid Cap Value
Munder Mid Cap Core Growth
American Funds: Europacific Growth
Thornburg International Value
Evergreen Special Values
T. Rowe Price New Horizons
Fidelity Advisor Mid Cap
Piedmont Natural Gas Stock
Piedmont Natural Gas Capital Preservation Model Portfolio
Piedmont Natural Gas Conservative Model Portfolio
Piedmont Natural Gas All-Weather Model Portfolio
Piedmont Natural Gas Growth Model Portfolio
Piedmont Natural Gas Aggressive Model Portfolio

Before the beginning of the freeze period on November 25, 2008, you may make such investment election changes as you feel are necessary to meet your retirement goals, including prospective investment election changes and transfer of invested assets. To make such changes, please call Participant Account Services at 1-800-377-9188 or visit www.wachovia.com/401k. You will not be able to make any investment changes beginning at 4:00 pm ET on November 24, 2008 and until such time as the merger of the SIP into the PIP is complete and your account balance is reflected in the new Plan, which is currently expected to be no later than December 12, 2008. Once the freeze period has ended, you may move money amongst the various funds offered under the Plan, and may change your prospective investment elections as well.

5.	You will receive two participant statements for the period ending December 31, 2008. Your SIP statement will show the balance transfer out to of the SIP and your PIP statement will show your transfer into the new plan.

6.	If you have any questions concerning this notice, you should contact: Human Resources, Piedmont Natural Gas Company, 4720 Piedmont Row Drive, Charlotte, NC 28210, Phone: 704-731-4452, Fax: 704-731-4092